SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CHURCHILL DOWNS INCORPORATED
(Exact name of registrant as specified in its charter)

Kentucky	61-0156015
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

700 Central Avenue
Louisville, Kentucky 40208
(Address of Principal Executive Offices, including Zip Code)

Robert L. Evans Employment Agreement, Restricted Stock Agreements, Restricted Stock Units Agreement and Stock Option Agreement
(Full title of the plan)

William C. Carstanjen
Executive Vice President and Chief Development Officer
Churchill Downs Incorporated
700 Central Avenue
Louisville, Kentucky 40208
(Name and address of agent for service)

(502) 636-4400
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, no par value........................	350,000 shares(2)(3)	$51.1735	$17,910,725.00	$549.86
Preferred Share Purchase Rights(4)...............	None	None	None	None

(1)        Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on June 26, 2007.

(2)        Consists of 155,000 shares of restricted stock, 65,000 restricted stock units and 130,000 shares issuable from time to time upon exercise of stock options, all granted on the terms and subject to the conditions set forth in the Employment Agreement dated as of July 18, 2006, between Churchill Downs Incorporated and Robert L. Evans, and the related Restricted Stock Agreements, Restricted Stock Units Agreement and Stock Option Agreement (collectively, the "Equity Agreements").

(3)        In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions under the terms of the Equity Agreements.

(4)        Any value attributable to the Preferred Share Purchase Rights is reflected in the value of the Common Stock.  Because no separate consideration is paid for the Preferred Share Purchase Rights, the registration fee for such securities is included in the fee for the Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Incorporation of Documents by Reference.

The following documents, which have been filed by Churchill Downs Incorporated (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this registration statement by reference and made a part hereof:

1.         The Registrant's annual report on Form 10-K for the fiscal year ended December 31, 2006, and the portions of the Registrant's proxy statement for the 2007 Annual Shareholders' Meeting incorporated by reference therein.

2.         The Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2007.

3.         The Registrant's current reports on Form 8-K filed January 17, January 18, February 12, March 7, March 20, May 2 and June 12, 2007.

4.         The description of the Registrant's common stock, no par value (the "Common Stock"), which is contained in the Registrant's Current Report on Form 8-K filed December 14, 1998, and the Registrant's Current Report on Form 8-K filed July 29, 2005, pursuant to Section 13 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description.

5.         The description of the Registrant's Preferred Share Purchase Rights contained in the Registrant's Registration Statement on Form 8-A filed March 20, 1998, pursuant to Section 12(g) of the 1934 Act, as amended on Form 8-A/A filed June 30, 2000 and as amended on Form 8-A/A filed September 14, 2000.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                        Description of Securities.

            Not applicable.

Item 5.                        Interests of Named Experts and Counsel.

Not applicable.

Item 6.                        Indemnification of Directors and Officers.

Section 271B.8-510 of the Kentucky Revised Statutes empowers a Kentucky corporation to indemnify an individual (including his estate or personal representative) who was, is or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, because he is or was a director against liability incurred in the proceeding if: (i) he conducted himself in good faith; (ii) he reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may be made only against reasonable expenses.  Pursuant to Section 271B.8-530, a corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if (i) the director affirms to the corporation in writing his good faith belief that he has met the standard of conduct required for indemnification; (ii) the director undertakes the personal obligation to repay such advance upon an ultimate determination that he failed to meet such standard of conduct; and (iii) the corporation determines that the facts then known to those making the determination would not preclude indemnification.

A corporation may not indemnify a director under KRS 271B.8-510 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.  Unless limited by the articles of incorporation, a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation is entitled to indemnification against reasonable expenses incurred by him in connection with the proceeding.  Unless limited by its articles of incorporation, a Kentucky corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to directors.

The indemnification provided by or granted pursuant to Section 271B.8-510 is not exclusive of any rights to which those seeking indemnification may otherwise be entitled.  Section 271B.8-570 empowers a Kentucky corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents of the corporation, whether or not the corporation would have the power under Sections 271B.8-510 or 271B.8-520 to indemnify them against such liability.

Article XI of the Registrant's Amended and Restated Articles of Incorporation, as amended, limits the liability of directors of the Registrant pursuant to the Kentucky Business Corporation Act.  Under this article, directors generally are personally liable to the Registrant or its shareholders for monetary damages only in transactions involving conflicts of interest or improper personal benefit for a director, intentional misconduct, known violations of law, or unlawful distributions.

The Amended and Restated Bylaws of the Registrant require the Registrant to indemnify and hold harmless each director and officer and permit the Registrant to indemnify and hold harmless any other employee or agent of the Registrant who is, was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or while a director, officer, employee or agent of the Registrant, is or was serving the Registrant or any other legal entity in any capacity (including, without limitation, as a director, officer, partner, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise) at the request of the Registrant, against all liability and loss suffered and expenses (including any obligation to pay a judgment, settlement, penalty or fine) incurred by such person to the fullest extent permitted by law.

The Amended and Restated Bylaws of the Registrant further provide that the Registrant shall pay expenses (including attorneys' fees) incurred by an officer or director in defending any proceeding in advance of its final disposition, provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it shall ultimately be determined that the person is not entitled to be indemnified.

In addition, the Registrant maintains directors' and officers' liability insurance covering certain liabilities which may be incurred by the directors and officers of the Registrant in connection with the performance of their duties.

Item 7.                        Exemption from Registration Claimed.

            Not applicable.

Item 8.                        Exhibits.

            The following exhibits are filed as part of this registration statement:

Exhibit Number		Description of Exhibits

4.1	--

Articles of Incorporation of the Registrant as amended through July 27, 2005 (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed July 29, 2005) (Commission File No. 0-1469)

4.2	--

Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005) (Commission File No. 0-1469)

4.3	--	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4(d) to the Registrant's Registration Statement on Form S-8, File No. 33‑85012)

4.4	--

Rights Agreement dated as of March 19, 1998, between the Registrant and Fifth Third Bank as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 20, 1998, Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed June 30, 2000 and Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed September 14, 2000) (Commission File No. 0-1469)

4.5	--

Employment Agreement dated as of July 18, 2006, by and between Churchill Downs Incorporated and Robert L. Evans (incorporated herein by reference to Exhibit 10(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

4.6	--

Restricted Stock Agreement (65,000 Shares) made as of July 18, 2006, by and between Robert L. Evans and Churchill Downs Incorporated (incorporated herein by reference to Exhibit 10(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

4.7	--

Restricted Stock Agreement (90,000 Shares) made as of July 18, 2006, by and between Robert L. Evans and Churchill Downs Incorporated (incorporated herein by reference to Exhibit 10(d) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

4.8	--

Restricted Stock Units Agreement (65,000 Units) made as of July 18, 2006, by and between Robert L. Evans and Churchill Downs Incorporated (incorporated herein by reference to Exhibit 10(e) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

4.9	--

Stock Option Agreement made as of July 18, 2006, by and between Churchill Downs Incorporated and Robert L. Evans (incorporated herein by reference to Exhibit 10(f) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

5.1	--	Opinion and consent of Stites & Harbison, PLLC

23.1	--	Consent of Stites & Harbison, PLLC (included in Exhibit 5.1)

23.2	--	Consent of PricewaterhouseCoopers LLP

24.1	--	Powers of attorney (included on the signature page of this registration statement)

Item 9.                        Undertakings.

The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

(b)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)        That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 29th day of June, 2007.

CHURCHILL DOWNS INCORPORATED

By:	/s/ Robert L. Evans
Robert L. Evans
President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Evans and Rebecca C. Reed, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carl F. Pollard	Chairman of the Board (Director)	June 29, 2007
Carl F. Pollard

/s/ Robert L. Evans	President and Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2007
Robert L. Evans

/s/ Michael W. Anderson	Vice President, Corporate Finance and Treasurer (Principal Financial and Accounting Officer)	June 29, 2007
Michael W. Anderson

/s/ Leonard S. Coleman, Jr.	Director	June 29, 2007
Leonard S. Coleman, Jr.

/s/ Craig J. Duchossois	Director	June 29, 2007
Craig J. Duchossois

/s/ Richard L. Duchossois	Director	June 29, 2007
Richard L. Duchossois

/s/ Robert L. Fealy	Director	June 29, 2007
Robert L. Fealy

/s/ J. David Grissom	Director	June 29, 2007
J. David Grissom

/s/ Seth W. Hancock	Director	June 29, 2007
Seth W. Hancock

/s/ Daniel P. Harrington	Director	June 29, 2007
Daniel P. Harrington

/s/ G. Watts Humphrey, Jr.	Director	June 29, 2007
G. Watts Humphrey, Jr.

/s/ Susan Elizabeth Packard	Director	June 29, 2007
Susan Elizabeth Packard

/s/ Darrell R. Wells	Director	June 29, 2007
Darrell R. Wells

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits

4.1	--

Articles of Incorporation of the Registrant as amended through July 27, 2005 (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed July 29, 2005) (Commission File No. 0-1469)

4.2	--

Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005) (Commission File No. 0-1469)

4.3	--	Specimen Stock Certificate (incorporated herein by reference to Exhibit 4(d) to the Registrant's Registration Statement on Form S-8, File No. 33‑85012)

4.4	--

Rights Agreement dated as of March 19, 1998, between the Registrant and Fifth Third Bank as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on March 20, 1998, Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed June 30, 2000 and Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A/A filed September 14, 2000) (Commission File No. 0-1469)

4.5	--

Employment Agreement dated as of July 18, 2006, by and between Churchill Downs Incorporated and Robert L. Evans (incorporated herein by reference to Exhibit 10(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

4.6	--

Restricted Stock Agreement (65,000 Shares) made as of July 18, 2006, by and between Robert L. Evans and Churchill Downs Incorporated (incorporated herein by reference to Exhibit 10(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

4.7	--

Restricted Stock Agreement (90,000 Shares) made as of July 18, 2006, by and between Robert L. Evans and Churchill Downs Incorporated (incorporated herein by reference to Exhibit 10(d) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

4.8	--

Restricted Stock Units Agreement (65,000 Units) made as of July 18, 2006, by and between Robert L. Evans and Churchill Downs Incorporated (incorporated herein by reference to Exhibit 10(e) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

4.9	--

Stock Option Agreement made as of July 18, 2006, by and between Churchill Downs Incorporated and Robert L. Evans (incorporated herein by reference to Exhibit 10(f) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006) (Commission File No. 0-1469)

5.1	--	Opinion and consent of Stites & Harbison, PLLC

23.1	--	Consent of Stites & Harbison, PLLC (included in Exhibit 5.1)

23.2	--	Consent of PricewaterhouseCoopers LLP

24.1	--	Powers of attorney (included on the signature page of this registration statement)